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                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

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                                                           First Half             For the Years Ended December 31,
                                                              2004         2003       2002       2001      2000        1999
                                                           ----------    -------    -------    -------    -------    -------
Earnings
Income/(loss) before income taxes, minority interest and
  change in accounting                                     $       87    $(1,191)   $  (133)   $  (175)   $   424    $ 1,172
Earnings of non-consolidated affiliates                           (29)       (55)       (44)       (24)       (56)       (47)
Cash dividends received from non-consolidated affiliates           38         35         16         12         17         24
Fixed charges                                                      64        126        139        174        215        173
Capitalized interest, net of amortization                           1          3          1         (2)        (3)        (1)
                                                           ----------    -------    -------    -------    -------    -------
  Earnings                                                 $      161    $(1,082)   $   (21)   $   (15)   $   597    $ 1,321
                                                           ==========    =======    =======    =======    =======    =======

Fixed Charges
Interest and related charges on debt                       $       49    $    97    $   109    $   139    $   176    $   149
Portion of rental expense representative of the
  interest factor                                                  15         29         30         35         39         24
                                                           ----------    -------    -------    -------    -------    -------
  Fixed charges                                            $       64    $   126    $   139    $   174    $   215    $   173
                                                           ==========    =======    =======    =======    =======    =======

Ratios
Ratio of earnings to fixed charges*                               2.5        N/A        N/A        N/A        2.8        7.6
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* For the years ended December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $1,208 million, $160 million and $189 million, respectively, resulting in a ratio of less than one.